Exhibit 10.7

SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Agreement”) is made and entered into effective as of March 1, 2013 (the “Effective Date”) by and between Conatus Pharmaceuticals Inc., a Delaware corporation (“Conatus”), and Idun Pharmaceuticals, Inc., a Delaware corporation (“Idun”). Conatus and Idun are each referred to herein by name or individually as a “Party” or collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, pursuant to that certain Distribution Agreement by and between Idun and Conatus dated January 10, 2013 (“Distribution Agreement”), Idun conveyed, transferred, assigned and delivered to Conatus, as a distribution with respect to the Idun stock held by Conatus, certain assets relating to its business of researching, developing, conducting clinical studies, seeking regulatory approval for and commercializing the compound Emricasan (as defined below) (the “Business”) and Conatus acquired and accepted delivery of the assets of the Business.

WHEREAS, Idun has in-licensed certain patent rights and know-how rights from Thomas Jefferson University (“University”) pursuant to that certain License Agreement dated July 25, 1995, as amended July 1, 1996, as further amended on November 1, 1999 and August 1, 2003 (“1995 License”) and has the right to sublicense the same.

WHEREAS, Idun has in-licensed certain patent rights and know-how rights from University pursuant to that certain License Agreement dated November 13, 1997, as amended October 29, 1999, as further amended on November 1, 1999 and August 1, 2003 (“1997 License”) and has the right to sublicense the same.

WHEREAS, Idun previously utilized certain patent rights and know-how rights of the University to screen for and identify the compound Emricasan.

WHEREAS, pursuant to the 1995 License and the 1997 License, Idun is to pay a royalty on any products which were identified using University patent rights and know-how irrespective of whether the manufacture, composition or method of use of such products are covered by University’s patent rights or know-how.

WHEREAS, pursuant to terms of the Distribution Agreement, the Parties agreed to negotiate and enter into a sublicense agreement under the 1995 License and the 1997 License, wherein Conatus would agree to pay royalties to University on its Net Sales of Emricasan.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1 AAA. The term “AAA” shall have the meaning set forth in Section 8.2.

1.2 Affiliate. The term “Affiliate” shall mean any entity which controls, is controlled by or is under common control with any Party to this Agreement, where “control” means beneficial ownership of more than fifty percent (50%) of the outstanding shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority. Notwithstanding the foregoing, for the purposes of this Agreement, neither Party nor its Affiliates shall be deemed an Affiliate of the other Party.

1.3 Auditing Party. The term “Auditing Party” shall have the meaning set forth in Section 3.7.

1.4 Combination Allocation Portion. The term “Combination Allocation Portion” means that portion of any amounts received by Conatus, its Affiliates or sublicensees from the Commercial Sale of any Combination Product that results from multiplying the total amount received by Conatus, its Affiliates or sublicensees from such Commercial Sale by a fraction, the numerator of which is the fair market value of Licensed Products included in the Combination Product, and the denominator of which is the sum of the fair market value of Licensed Products and the fair market value of the products or parts which are not Licensed Products. Fair market value shall be determined in good faith by Conatus in the event that no market price is available. In the event that Idun or University shall disagree with Conatus’ fair market value determination, the Parties hereto agree to submit such disagreement to arbitration pursuant to Section 8.2 hereof.

1.5 Combination Product. The term “Combination Product” means any product that is developed and sold by Conatus, its Affiliates or sublicensees and is comprised in part of Licensed Products and of one (1) or more other active ingredients or other parts which could be sold separately.

1.6 Commercial Sale. The term “Commercial Sale” shall mean any transaction that transfers to a purchaser, for value, physical possession and title to Licensed Products, after which transfer the seller has no right or power to determine the purchaser’s resale price, if any. Transfer of possession and title to an Affiliate or sublicensee shall not constitute a Commercial Sale unless the Affiliate or sublicensee is an end user of Licensed Products.

1.7 Emricasan. The term “Emricasan” shall mean the caspase inhibitor IDN-6556 (PF3491390) which is currently being developed under the name emricasan and all of its analogs, metabolites, prodrugs, salts, hydrates, solvates, optical isomers, polymorphs and formulations thereof.

1.8 Indemnitees. The term “Indemnitees” shall have the meaning set forth in Section 4.1.

1.9 Licensed Products. The term “Licensed Products” shall mean Emricasan but only to the extent the same was identified or developed using the Licensed Technology.

1.10 Licensed Technology. The term “Licensed Technology” shall mean the Patent Rights and the Technical Information related thereto.

1.11 Net Sales. The term ‘‘Net Sales” shall mean the gross amount received by Conatus and its Affiliates and sublicensees for Commercial Sales of Licensed Products, less (i)

discounts actually allowed, (ii) commissions paid or allowed to independent third party distributors and agents, (iii) credits for claims, allowances, retroactive price reductions or returned goods, (iv) transportation and delivery charges, including insurance premiums, actually incurred, and (v) taxes (other than franchise or income taxes on the income of Conatus or its Affiliates or sublicensees) or other governmental charges actually paid or withheld.

Net Sales for the Commercial Sale of any Combination Product shall be determined by multiplying the amounts received by Conatus or its Affiliates or sublicensees attributable to Combination Products by the Combination Allocated Portion attributable to such Combination Product.

1.12 Patent Rights. The term “Patent Rights” shall mean all information, inventions, reagents (e.g., cDNAs, expression plasmids, antibodies) or discoveries covered by the patent applications listed on Schedule A hereto, and any and all patents issuing on any such patent applications, including, without limitation, all substitutions, continuations, continuations-in-part, divisions, reissues, extensions and foreign counterparts of the aforementioned.

1.13 Royalty Term. The term “Royalty Term” shall have the meaning set forth in Section 3.1.

1.14 Technical Information. The term “Technical Information” shall mean all know-how, trade secrets, data, processes, procedures, methods, reagents (e.g., DNAs, expression plasmids, antibodies), formulas, protocols and information which are not covered by the Patent Rights, but which are necessary or useful for the commercial exploitation of the Patent Rights, and which University has the lawful right to license and disclose.

1.15 Valid Claim. The term “Valid Claim’’ means a claim of a pending patent application or an issued and unexpired patent within the Patent Rights that has not been held unenforceable, unpatentable or invalid by a decision of a court of competent jurisdiction, and that has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	LICENSE GRANT

2.1 Grant. Subject to the terms of this Agreement, the 1995 License and the 1997 License, Idun hereby grants to Conatus and its Affiliates during the term of this Agreement a non-exclusive worldwide sublicense, including the right to grant further sublicenses, to practice the Patent Rights and Technical Information in order to identify and screen Licensed Products. For clarity, the sublicense granted hereunder does not grant Conatus any rights to exploit any product which would earn a royalty under Section 3.3(a) or (c) of the 1995 License or Section 3.3(a) or (c) of the 1997 License.

2.2 Diligence. Conatus shall use reasonable efforts to commercialize Licensed Products. Conatus shall provide directly to University, with a copy to Idun, a report thirty (30) days prior to the end of each yearly anniversary of the Effective Date detailing Conatus’ efforts to commercialize Licensed Products during the past year.

2.3 1995 License and 1997 License. Notwithstanding anything to the contrary in this Agreement, Conatus understands and agrees (i) that this Agreement is subordinate to the 1995

License and the 1997 License and the sublicense granted to Conatus under this Agreement is limited in scope to the rights granted to Idun in the 1995 License and 1997 License; (ii) this Agreement may be terminated if the 1995 License or 1997 License Agreement is terminated; (iii) that it will comply with all provisions of the 1995 License and 1997 License relevant to its activities hereunder; (iv) Idun’s exercise of its rights under 1995 License and the 1997 License shall not constitute a breach hereunder; (v) it will not take any action that would result in a breach of the 1995 License or 1997 License; and (vi) it will cooperate with and assist Idun to meet its obligations under the 1995 License and 1997 License. Conatus acknowledges that it has been provided with a copy of the 1995 License and the 1997 License.

3.	FEES AND ROYALTIES

3.1 Royalties. Conatus shall pay directly to University, and provide Idun with proof of payment of the same, a royalty in an amount equal to one half of a percent (0.5%) of Net Sales by Conatus or its Affiliates or sublicensees of Emricasan that is identified or developed using any information, inventions or discoveries covered by any Valid Claim of an issued patent at the time such information, inventions or discoveries were used in the identification or development of Emricasan. Royalty obligations of Conatus shall terminate upon expiration of Idun’s royalty obligations under the 1995 License and 1997 License (“Royalty Term”). Only one (1) royalty shall be due to University with respect to Emricasan, regardless of the number of patents or patent applications that cover Emricasan and are licensed to Conatus under this Agreement.

3.2 Other Payments. Conatus shall pay directly to University, and provide Idun with proof of payment of the same, (i) twenty percent (20%) of any license fees (which shall not include any research and development support payments, milestone payments, royalties or equity payments) received by Conatus in consideration of the sublicense of any Licensed Technology under the 1997 License (as set forth on Schedule A) to any third party (other than an Affiliate of Conatus) or (ii) ten percent (10%) of any license fees (which shall not include any research and development support payments, milestone payments, royalties or equity payments) received by Conatus in consideration of the sublicense of any Licensed Technology under the 1995 License (as set forth on Schedule A) to any third party (other than an Affiliate of Conatus). In the event that, in connection with such sublicense, Conatus grants rights to such third party to technology in addition to the Licensed Technology, the foregoing percentage shall be reduced on a pro rata basis to reflect the proportion that the fair market value of the rights to the Licensed Technology granted by Conatus to such third party bears to the fair market value of the rights to all technology (including the Licensed Technology) granted by Conatus to such third party. Fair market value shall be determined in good faith by Conatus in the event that no market price is available. In the event that Idun shall disagree with Conatus’ determination of fair market value, the Parties shall resolve such dispute in accordance with Section 8.2 hereof.

3.3 Quarterly Payments; Reports. Royalties shall be payable on a quarterly basis, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales during such calendar quarter, commencing with the calendar quarter in which the first Commercial Sale is made. Conatus shall furnish directly to University, with a copy to Idun, at the same time as each royalty payment is made, a detailed written report of the Net Sales of Licensed Products and the royalty due and payable, on a country-by-country basis, for the calendar quarter upon which the royalty payment is based.

3.4 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to University in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted by the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalent of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of University or its nominee in any commercial bank or trust company of University’s choice located in that country, prompt notice of which shall be given by Conatus to University.

3.5 Taxes. Any tax required to be withheld by Conatus for the account of University and/or Idun, shall be promptly paid by Conatus for and on behalf of University and/or Idun to the appropriate governmental authority, and Conatus shall use its best efforts to furnish University and/or Idun, as applicable, with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate government authority. Any such tax actually paid on (i) University’s behalf shall be deducted from royalty payments due University and (ii) Idun’s behalf shall be reimbursed to Conatus by Idun within sixty (60) days of Idun’s receipt of proof of payment of such tax.

3.6 Royalty Credit. Conatus shall be entitled to credit fifty percent (50%) of any royalty paid to a third party by Conatus in order for Conatus to be able to make, use and sell Emricasan; provided, however, in no event will the royalty payable in accordance with Section 3.1 be reduced by more than fifty percent (50%) in any quarter as a result of the credit available to Conatus under this Section 3.6.

3.7 Records. Conatus shall keep full, complete and proper records and accounts of its sales of Licensed Products in sufficient detail to enable the royalties payable hereunder to be determined. Idun and/or University (“Auditing Party”) shall have the right to appoint an independent certified public accounting firm, to audit Conatus’ records which are necessary to verify the royalties payable hereunder. While the Auditing Party will endeavor to appoint an accounting firm that is mutually agreeable to the Parties, the appointment shall be at the discretion of the Auditing Party. Such audit shall be at the Auditing Party expense; provided, however, if the audit discloses that the Auditing Party was underpaid royalties by at least ten percent (10%) for any calendar quarter, then Conatus shall reimburse to the Auditing Party any such reasonable audit costs, and shall reimburse University in an amount equal to the additional royalties to which University is entitled as disclosed by the audit and Conatus shall be financially responsible for any audit or additional audit required to determine the extent of such deficiency. The Auditing Party may exercise its right to audit no more frequently than once in any calendar year. The accounting firm shall disclose to the Auditing Party only information relating solely to the accuracy of the royalty payments. Conatus shall preserve and maintain all such records required for audit for a period of three (3) years after the calendar quarter for which the records apply.

4.	INDEMNIFICATION AND INSURANCE.

4.1 Indemnification. Conatus agrees to indemnify, hold harmless and defend Idun, its Affiliates, University, its trustees, officers, employees and agents, the sponsors of the research that led to the Licensed Technology and the inventors of the patents and patent applications included in the Patent Rights (collectively, “Indemnitees”) against any and all damages with respect to any claims, suits, demands, judgments or causes of action (including with respect to claims for personal injury, death or product liability) arising out of (i) the negligent use of the Licensed Technology by Conatus, its Affiliates or sublicensees, (ii) the development or exploitation of Licensed Products by Conatus, its Affiliates or sublicensees, (iii) Conatus’ or its sublicensees’ failure to make royalty payments to University or (iv) Conatus’ or its sublicensees’ breach of its obligations as a sublicensee under the 1995 License or 1997 License. In the event any such claims, demands or actions are made, Conatus shall defend Indemnitees at Conatus’ sole expense by counsel selected by Conatus, subject to approval by Idun, which approval is not to be unreasonably withheld.

4.2 Insurance. In addition to the foregoing, from and after the time Conatus or any Affiliate or sublicensee begins clinical trials on Licensed Products, Conatus shall use reasonable commercial efforts to obtain and maintain, during the term of this Agreement, comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover the activities of Conatus, its Affiliates and sublicensees, if any, contemplated by this Agreement. Such insurance shall include Idun and University as named insureds, shall require prior notice to Idun and University before cancellation and shall, to the extent reasonably possible, be in an amount which is customarily carried by companies at a comparable stage of development or introduction of new pharmaceutical products.

5.	REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

5.1 Representations and Warranties. Each Party hereby warrants and represents to the other that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and (ii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of each Party.

5.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING WARRANTIES AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.3 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE SUBLICENSE GRANTED PURSUANT TO THIS AGREEMENT OR THE USE OR COMMERCIAL DEVELOPMENT OF THE LICENSED TECHNOLOGY COVERING LICENSED PRODUCTS.

6.	CONFIDENTIALITY

6.1 Confidentiality. The Parties agree that during the term of this Agreement and any subsequent extension of this Agreement and for a period of three (3) years after it terminates, a

Party receiving confidential information of the other Party will not use or intentionally disclose such confidential information to any third party without prior written consent of the disclosing Party.

6.2 Exceptions. A Party shall have no obligations with respect to any portion of such confidential information of the other Party which:

(a) is publicly disclosed through no fault of any Party hereto, either before or after it becomes known to the receiving Party; or

(b) was known to the receiving Party prior to the date of this Agreement which knowledge was acquired independently and not from the other Party; or

(c) is subsequently disclosed to the receiving Party in good faith by a third party who has a right to make such a disclosure; or

(d) has been published by a third party as a matter of right; or

(e) is subsequently independently invented or discovered by the receiving party without reference to the other Party’s confidential information.

7.	TERM AND TERMINATION

7.1 Term. Unless terminated sooner in accordance with this Section 7, the term of the license granted pursuant to this Agreement shall expire and this Agreement shall automatically terminate upon the expiration of the Royalty Term.

7.2 Termination For Default. This Agreement may be terminated by Idun if Conatus substantially fails to perform or otherwise materially breaches any of the material terms, covenants or provisions of this Agreement, such termination to be effected by giving written notice of intent to terminate to Conatus stating the grounds therefor. Conatus shall have sixty (60) days thereafter to correct such breach. If such breach is not corrected within said sixty (60) days after notice as aforesaid, then this Agreement shall automatically terminate.

7.3 Rights Upon Expiration or Termination.

(a) In the event of expiration of this Agreement or termination of the Agreement for any reason whatsoever, neither Party shall be relieved from any obligations accrued prior to the date of such expiration or termination, and the rights and obligations of the Parties under Sections 2.3, 3.3, 3.4, 3.5, 3.6, 3.7, 4, 5.2, 5.3, 6, 7.3, 8, and 9 shall survive any expiration or termination of this Agreement.

(b) Upon the expiration of this Agreement at its regularly scheduled expiration date, neither Party shall have any further rights or obligations with respect to this Agreement, other than Conatus shall make any and all final reports and payments for the final quarter period.

(c) Upon any termination of this Agreement, the rights granted under Section 2 hereof shall terminate. Except as otherwise provided in Section 7.3(d) with respect to work-in-progress, upon such termination Conatus shall discontinue, and shall cause its Affiliates to discontinue, the development, use, marketing and sale of Licensed Products. Upon any such termination, Conatus shall promptly return all materials, samples, documents, information and any other matters which embody or disclose the Patent Rights or Technical Information; provided, however, Conatus shall not be obligated to provide Idun with proprietary information which Conatus can show that it independently acquired or developed. In the event this Agreement is terminated, Conatus shall assign, and hereby assigns, and transfer to Idun all rights under sublicenses granted by Conatus hereunder. In no event will any such sublicensee be responsible for any obligations of Conatus to Idun that arose prior to the termination of this Agreement unless otherwise agreed pursuant to the provisions of the applicable sublicense.

(d) Upon any termination of this Agreement, Conatus shall be entitled to finish any work-in-progress and to sell any completed inventory of Licensed Products covered by this terminated Agreement which remain on hand as of the date of termination, so long as Conatus pays directly to University the royalties applicable to said subsequent sales in accordance with the same terms and conditions as set forth in Section 3; provided, however, no such sales may be made after six (6) months from the date of termination.

8.	CHOICE OF LAW; DISPUTE RESOLUTION.

8.1 Governing Law. This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of California, without regard to conflicts of laws rules.

8.2 Arbitration. If a dispute arises between the Parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the Parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If, within thirty (30) days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be submitted to final and binding arbitration under the then current Licensing Agreement Arbitration Rules of the American Arbitration Association (“AAA”), with a panel of three (3) arbitrators in San Diego, California. Such arbitrators shall be selected by the mutual agreement of the Parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The Parties shall bear the costs of arbitration equally unless the arbitrators, pursuant to their right, but not their obligation, require the non-prevailing Party to bear all or any unequal portion of the prevailing Party’s costs. The decision of the arbitrators shall be final and may be sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of the successful Party. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion conferring their decision. The rights and obligations of the Parties to arbitrate any dispute relating to the interpretation or performance of this Agreement or the grounds for the termination thereof shall survive the expiration or termination of this Agreement for any reason.

9.	MISCELLANEOUS

9.1 Entire Agreement. This Agreement, along with the Distribution Agreement, contains the entire agreement and understanding between the Parties with respect to the subject matter hereof, and merges all prior discussions, representations and negotiations with respect to the subject matter of this Agreement.

9.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party; provided, however, no consent shall be required with respect to an assignment in the event of a sale of all or substantially all of a Party’s assets. This Agreement shall be binding upon and inure to the benefit of Conatus and Idun and their respective assigns and successors in interest.

9.3 Headings. The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.4 Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

9.5 Force Majeure. Any delays in performance by any Party under this Agreement (other than the payment of monies due) shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to, acts of God, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

9.6 Payments/Notice/Addresses. Any notices to be given hereunder shall be sufficient if signed by the Party (or Party’s attorney) and either: (i) delivered in person to the other Party, and/or University if applicable; (ii) mailed certified mail return receipt requested to the other Party, and/or University if applicable; or (iii) faxed to other Party, and/or University if applicable, if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses.

Any notice or payment required to be given to either Party, and/or University if applicable, shall be deemed to have been properly given and to be effective (i) on the date of delivery if delivered in person, (ii) with respect to any notice, upon receipt of confirmation of delivery if delivered via facsimile or (iii) five (5) days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to such other address as it shall designate by written notice given to the other Party.

To University:

University Office for Technology Transfer

Thomas Jefferson University

1020 Locust Street, M34

Philadelphia, PA 19107

Attention: Director, University Office of Technology Transfer

Fax: (215) 923-5835

With copy to University Counsel at

University Counsel

1020 Walnut Street

Philadelphia, PA 19107

To Idun:

Idun Pharmaceuticals, Inc.

4365 Executive Drive, Suite 200

San Diego, CA 92121

To Conatus:

Conatus Pharmaceuticals Inc.

4365 Executive Drive, Suite 200

San Diego, CA 92121

9.7 Independent Contractors. In making and performing this Agreement, Idun and Conatus act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Idun and Conatus. At no time shall either Party make commitments or incur any charges or expenses for or in the name of the other Party except as specifically provided herein.

9.8 Severability. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent.

9.9 Waiver. None of the terms, covenants, and conditions of this Agreement can be waived except by the written consent of the Party waiving compliance.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

CONATUS PHARMACEUTICALS INC.		IDUN PHARMACEUTICALS, INC.

By:		By:
Name:	Steven J. Mento, Ph.D.	Name:	Steven J. Mento, Ph.D.
Title:	Chief Executive Officer	Title:	Chief Executive Officer

SCHEDULE A

Licensed Technology

Licensed Technology under the 1995 License:

Country name	Application number	Patent / Design number	Title	Idun reference number
Germany	96920234	69623786.5	Mch 2, an apoptotic cysteine protease	403
Denmark	96920234	842267	Mch 2, an apoptotic cysteine protease	403
Europe	96920234	96920234	Mch 2, an apoptotic cysteine protease	403
France	96920234	842267	Mch 2, an apoptotic cysteine protease	403
Great Britain	96920234	842267	Mch 2, an apoptotic cysteine protease	403
Italy	96920234	842267	Mch 2, an apoptotic cysteine protease	403
U.S.A.	08/446925	5672500	Mch 2, an apoptotic cysteine protease	403
U.S.A.	09/146331	5958720	Mch 2, an apoptotic cysteine protease	403
U.S.A.	08/896885	5985640	Mch 2, an apoptotic cysteine protease	403
U.S.A.	09/375256	6359127	Mch 2, an apoptotic cysteine protease	403
U.S.A.	09/376156	6407215	Mch 2, an apoptotic cysteine protease	403
U.S.A.	09/257218	6271361	Apoptotic protease Mch 6	404
U.S.A.	09/311760	6274318	Apoptotic protease Mch 6	404
U.S.A.	08/865579	6455296	Apoptotic protease Mch 6	404
U.S.A.	10/059749	6566505	Apoptotic protease Mch 6	404
U.S.A.	08/556627	6462175	Mch 3, a novel apoptotic protease	423
Australia	76782/96	728859	Mch 3, a novel apoptotic protease	423
Germany	96939666.2	866866	Mch 3, a novel apoptotic protease	423
Europe	96939666.2	96939666.2	Mch 3, a novel apoptotic protease	423
France	96939666.2	866866	Mch 3, a novel apoptotic protease	423
Great Britain	96939666.2	866866	Mch 3, a novel apoptotic protease	423
New Zealand	322796	322796	Mch 3, a novel apoptotic protease	423
U.S.A.	09/163099	6686459	Mch 3, a novel apoptotic protease	423
U.S.A.	10/337060	6716960	Mch 3, a novel apoptotic protease	423
Canada	2237618	2237618	Mch 3, a novel apoptotic protease	423
Canada	2249233	2249233	Mch 4 and Mch 5, apoptotic protease	424
Japan	2009-2078	5085570	Mch 4 and Mch 5, apoptotic protease	424
Australia	23331/97	730412	Mch 4 and Mch 5, apoptotic protease	424
Germany	97916063.7	69723074	Mch 4 and Mch 5, apoptotic protease	424
Europe	97916063.7	97916063.7	Mch 4 and Mch 5, apoptotic protease	424
France	97916063.7	906434	Mch 4 and Mch 5, apoptotic protease	424
Great Britain	97916063.7	906434	Mch 4 and Mch 5, apoptotic protease	424
Japan	9-533636	4350799	Mch 4 and Mch 5, apoptotic protease	424
U.S.A.	08/665220	5786173	Mch 4 and Mch 5, apoptotic protease	424
U.S.A.	08/618408	5851815	Mch 4 and Mch 5, apoptotic protease	424
U.S.A.	09/291692	6287795	Mch 4 and Mch 5, apoptotic protease	424
U.S.A.	09/952768	6730779	Mch 4 and Mch 5, apoptotic protease	424
U.S.A.	10/668955	6897296	Mch 4 and Mch 5, apoptotic protease	424

Licensed Technology under the 1997 License:

Country name	Application number	Patent / Design number	Title	Idun reference number
Australia	21130/99	746428	Recombinant, active caspases and uses	431
U.S.A.	09/561756	6376226	Recombinant, active caspases and uses	431
U.S.A.	09/227721	6379950	Recombinant, active caspases and uses	431
U.S.A.	09/954697	6610541	Recombinant, active caspases and uses	431
Australia	91219/98	747777	Caspase 14, an apoptotic protease	434
U.S.A.	09/187789	6340740	Caspase 14, an apoptotic protease	434
U.S.A.	09/139600	6432628	Caspase 14, an apoptotic protease	434
U.S.A.	09/989903	6797812	Caspase 14, an apoptotic protease	434

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